SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of February 6, 2013, between Pressure BioSciences, Inc., a Massachusetts corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company has determined that it is in its best interests to obtain equity financing through the issuance and sale of units (the “Units”), each comprised of (i) one share of Preferred Stock (as defined below) and (ii) a warrant to purchase [1,000/500] shares of Common Stock (as defined below); and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, the number of Units set forth on such Purchaser’s signature page hereto, as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1              Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1

:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144 under the Securities Act.

“Articles of Amendment” means the Articles of Amendment to the Company’s Restated Articles of Organization, as amended, in the form of Exhibit A attached hereto, that includes a Certificate of Designation setting forth the rights, preferences, powers, privileges, restrictions, qualifications and limitations of the Preferred Stock.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States, or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” and “Closings” means each of the closings of the purchase and sale of the Units pursuant to Section 2.3

. In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

“Closing Date” means the date on which the Company closes the purchase and sale of the Units. In the event there is more than one Closing, the term “Closing Date” shall apply to each such Closing unless otherwise specified.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Company or its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants, stock appreciation rights, restricted stock units, or other instrument that are at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Pepper Hamilton LLP, with offices located at 125 High Street, 19th Floor, High Street Tower, Boston, Massachusetts, 02110.

“Conversion Shares” means such shares of Common Stock which, from time to time, have been issued, or may be issuable, upon conversion of the Preferred Stock.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Effectiveness Date” has the meaning set forth in the Registration Rights Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Majority Purchasers” shall have the meaning assigned to such term in Section 5.4.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b)

.

“Per Unit Purchase Price” means an amount equal to the greater of (a) (i) $400.00 and (b) (i) one thousand (1,000) times the VWAP of the Common Stock for the five trading days as reported by the Trading Market on the Trading Day immediately preceding the Closing Date with respect to which the particular Units are being purchased.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof), or other entity of any kind.

“Preferred Stock” means the Series J Convertible Preferred Stock of the Company, $.01 par value, issued or issuable to each Purchaser pursuant to this Agreement with such rights, preferences, powers, privileges, restrictions, qualifications and limitations as are set forth in the Certificate of Designation included in the Articles of Amendment.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, among the Company and the Purchasers, in the form of Exhibit B attached hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Warrant Shares under the circumstances and conditions set forth in the Registration Rights Agreement.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e)

.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h)

.

“Securities” means, as the context requires, the Preferred Stock, the Warrants, the Conversion Shares, the Warrant Shares, and any combination of the foregoing or all of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for Units purchased hereunder as specified on such Purchaser’s signature page to this Agreement next to the heading “Subscription Amount,” payable in United States dollars and in immediately available funds, or at the sole election of the Company, through conversion of outstanding indebtedness of the Company to the Purchaser.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member or general partner of such limited liability company, partnership, association or other business entity.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the OTC QB Market or if the OTC QB Market is not the primary market on which the Common Stock is then traded, such other primary market or exchange on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Transfer Agent” means Computershare Trust Company, with a mailing address of 350 Indiana Street, Suite 800, Golden, Colorado 80401 and a telephone number of (303) 262-0600.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a)  if the OTC QB Market is the Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC QB Market, (b) if the Common Stock is then listed or quoted on a Trading Market other than the OTC QB Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on such Trading Market as reported by Bloomberg Financial L.P. or if not reported by Bloomberg Financial L.P., as reported by another nationally-recognized business news service, (c) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrants” means the warrants to purchase Common Stock issued to the Purchasers pursuant to this Agreement, which warrants shall be in the form of Exhibit C attached hereto.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE II.
PURCHASE AND SALE

2.1              [Reserved]

2.2              Articles of Amendment. On or before the initial Closing, the Company shall adopt and file with the Secretary of the Commonwealth of Massachusetts the Articles of Amendment.

2.3              Closing.

(a)                Upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and each Purchaser, severally and not jointly, agrees to purchase, at the Per Unit Purchase Price, that number of Units set forth below such Purchaser’s name on such

(b)               Purchaser’s signature page to this Agreement (calculated by dividing such Purchaser’s Subscription Amount by the Per Unit Purchase Price). At or prior to the Closing, each Purchaser shall deliver to the Company its Subscription Amount for the Units being purchased by such Purchaser at the Closing and the Company shall record in the name of each Purchaser its respective shares of Preferred Stock comprising such Units and shall deliver to each Purchaser its respective Warrants comprising such Units, and the Company and each Purchaser shall deliver the other items set forth in Section 2.4 deliverable at the Closing. Upon satisfaction of the conditions set forth in Section 2.4 and Section 2.5

, the Closing shall occur at the offices of the Company Counsel, remotely via the exchange of documents and signatures or at such other location or by such other means as the parties shall mutually agree.

(c)                The initial Closing of the purchase and sale of the Units in the aggregate amount of $____________ shall take place on the date hereof. After the initial Closing and from time to time until February 15, 2013, or such later date as the Company may determine in its sole discretion, but not later than February 28, 2013, the Company may sell, on the same terms and conditions as those contained in this Agreement, an amount of Units, together with Units sold in all prior Closings, having an aggregate purchase price of up to $2,000,000, which amount may be increased by up to an additional $500,000 by the Company in its sole discretion, with the Per Unit Purchase Price being determined on the basis of such subsequent Closing Date.

2.4              Closing Deliveries.

(a)                On or prior to each Closing (except as otherwise required below), the Company shall deliver or cause to be delivered to each Purchaser purchasing Units at such Closing the following:

(i)	this Agreement duly executed by the Company;
(ii)	in the discretion of the Company, either (A) a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver, on an expedited basis, a certificate evidencing the number of shares of Preferred Stock contained in such Purchaser’s Units, or (B) a certificate evidencing the number of shares of Preferred Stock contained in such Purchaser’s Units, (in each case determined by dividing such Purchaser’s Subscription Amount by the Per Unit Purchase Price), and in each case registered in the name of such Purchaser;
(iii)	a Warrant, registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to either (A) one thousand (1,000) times the number of shares of Preferred Stock purchased by such Purchaser if purchased on the date hereof at the first Closing or (B) five hundred (500) times the number of shares of Preferred Stock purchased by such Purchaser if purchased after the date hereof at a Closing after the first Closing, in each case with an exercise price equal to one one-thousandth of the Per Unit Purchase Price, subject to adjustment therein (such Warrant

(iv)	certificate shall be delivered within three Trading Days of the Closing Date); and
(v)	the Registration Rights Agreement duly executed by the Company.

(b)               On or prior to the Closing, each Purchaser purchasing Units at such Closing shall deliver or cause to be delivered to the Company the following:

(i)	this Agreement duly executed by such Purchaser;
(ii)	such Purchaser’s Subscription Amount by wire transfer or check to the account as specified by the Company;
(iii)	the Registration Rights Agreement duly executed by such Purchaser; and
(iv)	if the Purchaser is a U.S. citizen, resident for U.S. federal income tax purposes, or otherwise subject to U.S. federal income tax, an IRS Form W-9 completed with respect to such Purchaser in accordance with the instructions accompanying such form.

2.5  Closing Conditions.

(a)                The obligations of the Company hereunder in connection with the sale of Units to each Purchaser at the Closing are subject to the following conditions being met:

(i)                  the accuracy in all material respects when made and on the Closing Date of the representations and warranties of such Purchaser contained herein;

(ii)                all obligations, covenants and agreements of such Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

(iii)               the delivery by the Purchaser of the items set forth in Section 2.4(b)

of this Agreement.

(b)               The respective obligations of each Purchaser hereunder in connection with the Closing are subject to the following conditions being met:

(i)                  the accuracy in all material respects when made and on the Closing Date (as if made on the Closing Date) of the representations and warranties of the Company contained herein (except that the representations and warranties of the Company contained herein that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects when made and on the Closing Date (as if made on the Closing Date));

(ii)                all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed; and

(iii)               the delivery by the Company of the items set forth in Section 2.4(a)

of this Agreement.

ARTICLE III.REPRESENTATIONS AND WARRANTIES

3.1              Representations and Warranties of the Company. Except as set forth in the Disclosure Schedules or disclosed in the SEC Reports, which Disclosure Schedules shall be deemed a part hereof and shall qualify the representations made herein, the Company hereby makes the following representations and warranties to each Purchaser:

(a)                Subsidiaries. All of the direct and indirect Subsidiaries of the Company are set forth on Schedule 3.1(a)

. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)               Organization and Qualification. Each of the Company and its Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(c)                Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith other than the Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)               No Conflicts. The execution, delivery, and performance of the Transaction Documents by the Company, the issuance and sale of the Units, and the consummation by the Company of the other transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Company Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any such Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any such Subsidiary is a party or by which any property or asset of the Company or any such Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Company Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or such a Subsidiary is bound or affected, except in the case of each of clauses (ii) and (iii), such as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e)                Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization, or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery, and performance by the Company of the Transaction Documents, other than (i) the filing of the Articles of Amendment with, and the acceptance of such filing by, the Secretary of the Commonwealth of Massachusetts, (ii) filings required pursuant to Section 4.3 of this Agreement, (iii) the filing with, and the declaration of effectiveness by, the Commission of the Registration Statement, (iv) application(s) and notification(s) to each applicable Trading Market for the listing of the Common Stock for trading thereon in the time and manner required thereby, (v) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws and (vi) those set forth on Schedule 3.1(g) hereof (collectively, the “Required Approvals”).

(f)                 Issuance of Units. The shares of Preferred Stock constituting a part of the Units are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents, applicable federal and state securities laws and Liens created by or imposed by a Purchaser. The Warrants have been duly authorized and constitute the binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. The Conversion Shares and the Warrant Shares have in each case been duly reserved for issuance, and upon issuance in accordance with the terms of the Company’s Restated Articles of Organization, as amended, and the terms of the Warrants, as applicable, will be validly issued, fully paid and nonassessable and

(g)                free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable federal and state securities laws and Liens created by or imposed by a Purchaser.

(h)                Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company as of December 31, 2012 is set forth on Schedule 3.1(g)

. Since such date, the Company has not issued any capital stock other than pursuant to (i) this Agreement, the conversion of any Preferred Stock, or the exercise of any Warrants, (ii) the exercise of employee stock options under the Company’s stock option plans, if any, (iii) the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plan, if any, and (iv) the conversion or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. Except as set forth on Schedule 3.1(g)

, no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth on Schedule 3.1(g)

, or as a result of the purchase and sale of the Units pursuant to the terms of this Agreement, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights, or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. Except as set forth on Schedule 3.1(g)

, the issuance and sale of the Units will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities.

(i)                  SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash

(j)                 flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments and absence of footnotes thereto.

(k)               Material Changes; Undisclosed Events, Liabilities or Developments. Except as set forth on Schedule 3.1(i)

, since the date of the latest Annual Report on Form 10-K or, if filed subsequent to the latest Annual Report on Form 10-K, the latest Quarterly Report on Form 10-Q or Current Report on Form 8-K, filed by the Company prior to the date hereof, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, and (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.

(l)                  Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

(m)              Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration.

(n)                Private Placement. Assuming the accuracy of each Purchaser’s representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(o)               Disclosure. All disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.2              Representations and Warranties of Each Purchaser. Each Purchaser, for itself, himself or herself and for no other Purchaser, hereby represents and warrants as follows:

(a)                Organization; Authority. If a corporation, partnership, limited liability company, trust or other entity, (i) such Purchaser is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization with full right,

(b)               corporate, partnership or limited liability company, power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder; and (ii) the execution, delivery, and performance by such Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Purchaser. If an individual, such Purchaser has full legal capacity to execute and deliver this Agreement and the other Transaction Documents to which he or she is a party and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out his or her obligations hereunder and thereunder. Each Transaction Document to which such Purchaser is a party has been duly executed by the Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)                Own Account. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state or other securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state or other securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state or other securities law, and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state or other securities law.

(d)               Purchaser Status. At the time such Purchaser was offered the Securities such Purchaser was, on the date hereof it is, and on the applicable Closing Date it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(e)                Experience of Such Purchaser. Such Purchaser, either alone or together with such Purchaser’s representatives, has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(f)                 General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice, or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(g)                Provision of Information. Such Purchaser has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Securities and the finances, operations and business of the Company; and (ii) the opportunity to request such additional information which the Company possesses or can acquire without unreasonable effort

(h)                or expense. All of such Purchaser’s questions have been answered to its satisfaction and such Purchaser has received all of such requested additional information.

(i)                  Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by such Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank, or other Person with respect to the transactions contemplated by the Transaction Documents.

(j)                 Residency. The residence or principal place of business of such Purchaser is set forth on such Purchaser’s signature page to this Agreement, and all communications between such Purchaser and the Company regarding the transactions contemplated by this Agreement took place within or from the state of such residence or principal place of business.

(k)               Acknowledgement. Such Purchaser acknowledges that the Company has relied upon the representations and warranties of such Purchaser set forth in this Section 3.2 in its determination that no registration under the Securities Act is required for the offer and sale of the Securities by the Company to such Purchaser as contemplated by this Agreement.

(l)                  Transactions in Common Stock.

(i)                  Each Purchaser represents, warrants and covenants that, at no time in the thirty (30) days preceding the date hereof and through the date of any Closing in which such Purchaser participates, such Purchaser and, to the Purchaser’s knowledge, its Affiliates have not engaged in, directed or otherwise participated in, and shall not engage in, direct or otherwise participate in, any transactions, whether directly or indirectly through or with another Person, involving securities of the Company (including without limitation the Common Stock) to maintain or otherwise affect, or that are intended to maintain or otherwise affect, the trading price of the Common Stock.

(ii)                Each Purchaser represents, warrants and covenants that, at no time in the thirty (30) days preceding the date hereof and through the date of any Closing in which such Purchaser participates, such Purchaser and, to such Purchaser’s knowledge, its Affiliates have not engaged, and shall not engage, in any short-selling of Common Stock, and that such Purchaser shall not use any of the Securities acquired pursuant to this Agreement to cover any short position in the Common Stock if doing so would be in violation of any applicable federal or state securities laws. For the six (6) months following the Closing, such Purchaser shall not, and shall cause it Affiliates not to, engage in any short selling of Common Stock.

(iii)               Each Purchaser shall indemnify the Company for any and all losses, damages, costs and expenses (including attorneys’ fees) that the Company may incur as a result of any breach by the Purchaser of this Section 3.2(j)

.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1              Transfer Restrictions.

(a)                The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an

(b)               effective registration statement or Rule 144, or to the Company, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement.

(c)                Certificates evidencing any Securities will contain the following legend or such other legend as may be reasonably appropriate under the Securities Act so long as is required by this Section 4.1:

THE OFFER AND SALE OF THIS SECURITY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, SUCH SECURITY MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

(d)               If the Purchaser or other holder of the Securities is not an Affiliate of the Company, certificates evidencing the Securities shall not contain any legend (including the legend set forth in Section 4.1(b), (i) while a registration statement (including the Registration Statement) covering the resale of such Security is effective under the Securities Act, (ii) following any sale of such Securities pursuant to Rule 144, (iii) if such Securities are eligible for sale under Rule 144 without volume limitations, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company agrees that at such time as such legend is no longer required with respect to Securities under this Section 4.1(c), it will, no later than five Trading Days following the delivery by a Purchaser to the Transfer Agent of a certificate representing such Securities, cause to be delivered to such Purchaser a certificate representing such Securities that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4.1

. Certificates for Securities subject to legend removal hereunder may be transmitted by the Transfer Agent to the applicable Purchaser by crediting the account of such Purchaser’s prime broker with the Depository Trust Company System through its Deposit Withdrawal Agent Commission system if the Company is a

(e)                participant in such system, and otherwise by the Company or by the Transfer Agent by physical delivery to such Purchaser as provided in the notice section of this Agreement.

4.2              Furnishing of Information. As long as any Purchaser owns Securities and the Company remains subject to the requirements of the Exchange Act, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144, and will take such further action as any holder of Securities may reasonably request, to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

4.3              Securities Laws Disclosure; Publicity. Promptly following the Closing and in accordance with federal securities laws and regulations, the Company shall file a Current Report on Form 8-K, disclosing the material terms of the transactions contemplated hereby and filing the Transaction Documents as exhibits thereto. The Company intends to and may issue press releases with respect to the transactions contemplated hereby without the prior consent of each Purchaser. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement, (B) the Current Report on Form 8-K required by this Section 4.3

, (C) any filing required by the Commission, (D) any filing required by federal or state securities laws and regulations as set forth in Section 4.5

, and (E) the filing of final Transaction Documents (including signature pages thereto) with the Commission and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (ii). No Purchaser shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior consent of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the Purchaser shall promptly provide the Company with prior notice of such public statement or communication.

4.4              Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for general corporate working capital and corporate purposes, including, but not limited to accounts payable, accrued expenses, sales and marketing expenses, general and administrative expenses, applications and product development expenses, repayment of indebtedness and the expenses of the transaction contemplated by the Transaction Documents.

4.5              Form D; Blue Sky Filings. The Company shall timely file a Form D with respect to the Securities as required under Regulation D under the Securities Act and shall provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions

4.6              promptly upon request of any Purchaser. Each Purchaser shall take all commercially reasonable actions that are reasonably requested by the Company related to, or to effectuate, the filing of a Form D or any filing required pursuant to the “Blue Sky” laws of the states of the United States which, for purposes of clarity, shall not include the payment of any fees by such Purchaser.

4.7              Reservation of Common Stock. The Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue the Conversion Shares pursuant to the conversion of the Preferred Stock, and the Warrant Shares pursuant to any exercise of the Warrants.

ARTICLE V.
MISCELLANEOUS

5.1              Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

5.2              Entire Agreement. The Transaction Documents (including the confidentiality agreements by and between the Company and any one or more of the Purchasers) contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3              Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or e-mail at the facsimile number or e-mail address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by internationally recognized overnight courier service for next business day delivery, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.4              Amendments; Waivers. No provision of this Agreement may be waived, amended, modified or terminated except in a written instrument signed, by the Company, and by Purchasers holding a majority of the shares of Preferred Stock purchased as part of the Units (the “Majority Purchasers”), provided such waiver, amendment, modification, termination or waiver applies equally and proportionately to all of the Purchasers. Any such waiver, amendment modification or termination shall be binding on each Purchaser even if such Purchaser does not sign such written consent. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a

5.5              waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

5.6              Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7              Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Majority Purchasers. Subject to compliance with federal and state securities laws and the restrictions on transfers and assignments under the exemptions from registration upon which the Company is relying to offer, issue and sell the Securities, any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the Purchasers.

5.8              No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.9              Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement, and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees, or agents) shall be commenced exclusively in the state and federal courts sitting in the Commonwealth of Massachusetts. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Boston for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury. If a party shall commence a Proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

5.10          Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement, and shall become

5.11          effective against the Company and each Purchaser when counterparts have been signed by the Company and such Purchaser and delivered to each other, it being understood that the Company and such Purchaser need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13          Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.14          Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Subject to Section 5.4, each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents.

5.15          Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

5.16          Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever a Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Pressure BioSciences, Inc.	Address for Notice:
By:__________________________________________ Name: Richard T. Schumacher Title: President and Chief Executive Officer	14 Norfolk Avenue Easton, MA 02375 Facsimile: (508) 580-1829 Attention: Richard T. Schumacher
With a copy to (which shall not constitute notice): Pepper Hamilton LLP 19th Floor, High Street Tower 125 High Street Boston, MA 02110-2736 Facsimile: 617-956-4351 Attention: Steven R. London

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[PURCHASER SIGNATURE PAGES TO PRESSURE BIOSCIENCES, INC. SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FOR INDIVIDUALS:

Name of Purchaser:

Signature of Purchaser:

FOR ENTITIES:

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

FOR ALL PURCHASERS:

Email Address of Purchaser:

Fax Number of Purchaser:

Address for Notice of Purchaser:

Address for Delivery of Units for Purchaser (if not same as address for notice):

Subscription Amount: $__________________

Units: _______________________ [TO BE COMPLETED BY THE COMPANY AT THE CLOSING. NUMBER EQUALS SUBSCRIPTION AMOUNT DIVIDED BY THE PER UNIT PURCHASE PRICE]

Taxpayer Identification Number: [PROVIDE THIS UNDER SEPARATE COVER]

[SIGNATURE PAGES CONTINUE]

Schedule 3.1(a) Subsidiaries.

PBI BIOSEQ, INC.

PBI SOURCE SCIENTIFIC, INC.

Schedule 3.1(g) Capitalization.

Stock Type	Authorized	Outstanding
Common	50,000,000	10,694,889
Undesignated Preferred Stock	47,836	0
Series A Convertible Preferred Stock	313,960	0
Series B Convertible Preferred Stock	279,256	0
Series C Convertible Preferred Stock	88,098	0
Series D Convertible Preferred Stock	850	300
Series E Convertible Preferred Stock	500	0
Series G Convertible Preferred Stock	240,000	145,320
Series H Convertible Preferred Stock	10,000	10,000
Series A Junior Participating Preferred Stock	20,000	0

The number outstanding in the above tables does not include shares issuable upon the conversion or exercise of any preferred stock, warrants, options or similar securities. The Company has issued and outstanding warrants to purchase 6,595,154 shares of Common Stock, subject to adjustment in accordance with the terms of the warrants. The Company has issued and outstanding incentive and non-qualified stock options to purchase 1,567,750 shares of Common Stock and has reserved an additional 171,250 shares of Common Stock for future issuance under the Company’s equity incentive plans.

The Company currently has an outstanding Convertible Promissory Note issued to the following creditor, in the original principal amount set forth opposite its name:

Lender	Original Principal Amount	Current Outstanding Principal Amount (as of December 31, 2012)	Maturity Date
Cresta Capital Strategies, LLC	$150,000	$75,000	May 4, 2012

The Company currently has outstanding additional debt owed to the following creditors, which debt the Company and each respective creditor intend to convert into Units in full satisfaction and cancellation of such debt:

Lender	Original and Current Outstanding Principal Amount	Maturity Date
Clayton A. Struve	$893,000	April 30, 2013
Jeffrey N. Peterson	$50,000	February 28, 2013
Kevin A. Pollack	$25,000	February 28, 2013
Amit Kumar	$50,000	February 6, 2013
Donohoe Advisory Assoc.	$16,000	February 6, 2013
Richard T. Schumacher	$20,000	February 28, 2013

The Company currently owes the following members of the Company’s Board of Directors fees for their service on the Board of Directors in the amounts set forth opposite their names, which fees the Company and each respective director intend to convert into Units in full satisfaction of such fees:

Director	Fees Owed
Jeffrey N. Peterson	$7,292
Kevin A. Pollack	$4,167
Vito J. Mangiardi	$4,167

Michael S. “Mickey” Urdea $22,500

Schedule 3.1(i) Material Changes; Undisclosed Events, Liabilities or Developments.

None.